AMERICAN CENTURY ETF TRUST
(the “Trust”)
I, John Fordyce, Secretary of the above-referenced Trust, do hereby certify that the following is a true copy of certain resolutions adopted by the Board of Trustees, as appropriate, of the above-referenced Trust on September 12, 2018, and that such resolutions have not been rescinded or modified and are not inconsistent with the Declaration of Trust of the Trust.

WHEREAS:

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pursuant to a duly-executed Power of Attorney, the Trustees and officers of American Century ETF Trust and its series (the “Funds”) have appointed Ashley L. Bergus, Ryan L. Blaine, Brian L. Brogan, Evan C. Johnson, Kathleen Gunja Nelson, and Giles M. Walsh each of them singly, their true and lawful attorneys-in-fact, with full power of substitution, and with full power to each, for the purpose of signing on their behalf registration statements and other related documents of the Funds for the purpose of complying with all laws relating to the sale of securities of the Funds and to do all such things in their names and behalf in connection therewith and

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such attorneys-in-fact may, from time to time, sign documents, including registration statements, amendments or supplements thereto and instruments in connection therewith, on behalf of Trustees and officers who have appointed them.

RESOLVED, that the Trustees hereby authorize such attorneys-in-fact to sign the documents of the Funds, including registration statements, amendments or supplements thereto and instruments in connection therewith, pursuant to the Power of Attorney so executed by the Trustees and certain officers of the Funds.

IN WITNESS WHEREOF, I have hereunto set my hand this 12th day of September, 2018.

_/s/ John Fordyce_____________________
John Fordyce
Secretary

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